EXHIBIT 4


                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                         MARRIOTT INTERNATIONAL, INC.


               Marriott International, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

               1. The present name of the Corporation is "Marriott International, Inc." The name under which the Corporation was originally incorporated is "Marriott Hotel Productions, Inc." The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 2, 1971.

               2. This Amended and Restated Certificate of Incorporation has been duly adopted and proposed to the stockholders of the Corporation by the Board of Directors of the Corporation, and has been approved and adopted by the stockholders of the Corporation, in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

               3. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

               4. The text of the Certificate of Incorporation as heretofore amended is hereby restated and further amended to read in its entirety as hereinafter set forth:


                                 ARTICLE 1

                                   Name

               The name of the Corporation is Sodexho Marriott Services, Inc.


                                 ARTICLE 2

                             Registered Office

               The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.


                                 ARTICLE 3

                                  Purpose

               The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.


                                 ARTICLE 4

                              Capitalization

               The total number of shares of stock which the Corporation shall have authority to issue is 301,000,000, consisting of 1,000,000 shares of Preferred Stock, without par value (hereinafter referred to as "Preferred Stock"), and 300,000,000 shares of Common Stock, par value $1.00 per share (hereinafter referred to as "Common Stock"). Of the Preferred Stock shares, 300,000 shall be designated as Series A Junior Participating Preferred Stock, without par value, having the designations, powers, preferences and rights, and subject to the qualifications, limitations and restrictions, set forth in Appendix A hereto.

               Effective as of the time of filing of this Certificate of Incorporation (the "Effective Time"), each four issued and outstanding shares of Common Stock shall be combined into one share of validly issued, fully paid and nonassessable Common Stock. The number of authorized shares, the number of shares of treasury stock and the par value of the Common Stock shall not be affected by the foregoing combination of shares. Each stock certificate that prior to the Effective Time represented shares of Common Stock shall, following the Effective Time, represent the number of shares of Common Stock into which the shares of Common Stock represented by such certificate shall be combined. The Corporation shall not issue fractional shares or scrip as a result of the combination of shares, but shall arrange for the disposition of fractional shares on behalf of those record holders of Common Stock at the Effective Time who would otherwise be entitled to fractional shares as a result of the combination of shares.

               The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                      (1) The designation of the series, which may be by distinguishing number, letter or title.

                      (2) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

                      (3) The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

                      (4) Dates at which dividends, if any, shall be payable.

                      (5) The redemption rights and price or prices, if any,
               for shares of series.

                      (6) The terms and amount of any sinking fund provided for
               the purchase or redemption of shares of the series.

                      (7) The amounts payable on, and the preferences, if any,
               of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

                      (8) Whether the shares of the series shall be convertible
               into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

                      (9) Restrictions on the issuance of shares of the same
               series or of any other class or series.

                     (10) The voting rights, if any, of the holders of shares
               of the series.

               The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The holders of shares of Common Stock shall at all times, except as otherwise provided in this Certificate of Incorporation or as required by law, vote as one class, together with the holders of any other class or series of stock of the Corporation accorded such general voting rights.

               The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.


                                 ARTICLE 5

                                  By-Laws

               In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered:

                   (1) to adopt, amend or repeal the Bylaws of the
               Corporation; provided, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto; and

                   (2) from time to time to determine whether and to what
               extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

               The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.


                                   ARTICLE 6

                              Board of Directors

               Subject to the rights of the holders of any series of Preferred Stock, or any other series or class of stock as set forth in this Certificate of Incorporation, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed in such manner as prescribed by the Bylaws of the Corporation and may be increased or decreased from time to time in such manner as prescribed by the Bylaws.

               Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.



                                   ARTICLE 7

                           Restrictions on Transfer

               (1)  Restrictions on Transfer.  (a)  Except as provided in
Section 6 of this Article 7, during the Restricted Period no Transfer of any Equity Securities shall be made by any Person if such Transfer would result in any Person or Persons acting pursuant to a plan (or a series of related transactions) having a Fifty Percent or Greater Interest. Except as provided in Section 6 of this Article 7, any attempted or purported Transfer of shares of Equity Securities during the Restricted Period that, if effective, would result in any Person or Persons acting pursuant to a plan (or a series of related transactions) having a Fifty Percent or Greater Interest shall be void ab initio, and the intended transferee shall acquire no rights or interest in such shares of Equity Securities.

               (b) Except as otherwise provided in this Certificate of Incorporation, the Equity Securities shall be freely transferable.

               (2) Remedies for Breach. If the Board of Directors of the Corporation shall determine in good faith that a Person has attempted to acquire, may acquire or intends to acquire Beneficial Ownership of any shares of Equity Securities or any interest therein in a Transfer that is or would be void pursuant to Section 1(a) of this Article 7, the Board of Directors shall be empowered to take any action it deems advisable to refuse to give effect to or to prevent such purported Transfer, including, but not limited to, refusing to give effect to such attempted or purported Transfer on the books of the Corporation, demanding the repayment of any distributions received in respect of shares of Equity Securities acquired in violation of Section 1(a) of this
Article 7 or instituting proceedings to enjoin or rescind such attempted or purported Transfer.

               (3) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Equity Securities in a Transfer which may result in a violation of Section 1(a) of this Article 7 shall immediately give written notice thereof to the Corporation and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such purported Transfer or attempted Transfer on the Tax Free Status of the Distribution. Failure to give such notice shall not otherwise limit the rights and remedies of the Board of Directors provided herein in any way.

               (4) Remedies Not Limited. Nothing contained in this Article 7 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Tax Free Status of the Distribution.

               (5) Ambiguity. In the case of any ambiguity in the application of any of the provisions of this Article 7, including any definition contained in Section 10 of this Article 7, the Board of Directors shall have the power to determine the application of the provisions of this
Article 7 with respect to any situation based upon its reasonable belief, understanding or knowledge of the circumstances.

               (6)  Exceptions.  Notwithstanding any other provision of this
Article 7, the restrictions contained in Section 1(a) of this Article 7 shall not apply to any Transfer of any Equity Securities if there is provided to the Board of Directors a ruling from the Internal Revenue Service satisfactory to the Board of Directors in its reasonable discretion, or an opinion of counsel satisfactory to each of the Board of Directors and New Marriott in its reasonable discretion, to the effect that such Transfer will not adversely affect the Tax Free Status of the Distribution. In determining the effect, if any, of a proposed Transfer on the Tax Free Status of the Distribution, the Board of Directors may require such representations and undertakings from such Persons and may impose such other conditions on the effectiveness of the Transfer as the Board deems necessary in its reasonable discretion.

               (7) Severability. If any provision of this Article 7 or any application of any such provision is determined in a final and nonappealable judgment of a court of competent jurisdiction to be void, invalid or unenforceable, the validity of the remaining provisions shall not be affected and other applications of the provision so determined to be void, invalid or unenforceable shall be affected only to the extent necessary to comply with the determination of such court.

               (8) New York Stock Exchange Transactions.  Nothing in this
Article 7 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, Inc.

               (9) Amendment. During the Restricted Period, the provisions set forth in this Article 7 may not be amended, altered, changed or repealed in any respect, and no other provision may be adopted, amended, altered, changed or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in this Article 7, unless such action is (i) proposed to the stockholders of the Corporation with the approval of not less than two-thirds (66 2/3%) of the total number of directors of the Corporation and (ii) approved by the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

               (10) Definitions. For purposes of this Article 7, the following terms shall have the following meanings:

               "Beneficial Ownership" means, with respect to any Person, ownership of Equity Securities equal to the sum (without duplication) of (i) the amount of Equity Securities directly owned by such Person, (ii) the amount of Equity Securities held by all Persons related to such Person (within the meaning of Sections 267(b) or 707(b)(1) of the Code) and (iii) the amount of Equity Securities which are attributable to such Person taking into account constructive ownership rules of Section 318(a)(2) of the Code, as modified by
Section 355(e)(4)(c)(ii) of the Code. The terms "Beneficial Owner", "Beneficially Own", "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Distribution" means the distribution of 100% of the capital stock of New Marriott by the Corporation to the Corporation's stockholders pursuant to the Distribution Agreement dated as of September 30, 1997, as amended, between the Corporation and New Marriott.

               "Equity Securities" means any stock of the Corporation or other equity securities treated as stock for tax purposes, or options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock of the Corporation.

               "Fifty Percent or Greater Interest" means Beneficial Ownership of 50% or more (by value or by voting power) of the Equity Securities of the Corporation.

               "Governmental Entity" means any court, agency, authority, board, bureau, commission, department, regulatory or administrative body, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit (including the New York Stock Exchange or any other national stock exchange), whether federal, state, parish, county, district, municipality, city, political subdivision or otherwise, domestic or foreign, or an other entity exercising executive, legislative, judicial regulatory or administrative functions of or pertaining to government, whether now or hereafter in effect.

               "Person" means an individual, corporation, limited liability company, partnership, estate, trust, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity or organization, including any Governmental Entity or authority.

               "New Marriott" means New Marriott MI, Inc. (to be renamed Marriott International, Inc. upon the consummation of the Distribution).

               "Restricted Period" means the period ending on March 27, 2001.

               "Tax Free Status" shall mean the qualification of the Distribution (i) as a transaction described in Section 368(a)(1)(D) and
Section 355(a)(1) of the Code, (ii) as a transaction in which the stock distributed thereby is qualified property for purposes of Section 355(c)(2) of the Code, and (iii) as a transaction in which the Corporation recognizes no income or gain other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to
Section 1502 of the Code.

               "Transfer" means any sale, transfer, gift, assignment, devise or other disposition of a share of Equity Securities, or any interest therein (including the granting of any option (including, but not limited to, an option to acquire an option or any series of such options)), whether voluntary or involuntary, whether of record or of Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities which results in a change in the Beneficial Ownership of shares of Equity Securities). The terms "Transfers" and "Transferred" shall have correlative meanings.


                                 ARTICLE 8

                              Indemnification

               Each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents (other than a director or officer) of the Corporation, to directors, officers, employees or agents of any subsidiary of the Corporation, and to each person serving at the request of the Corporation or any of its subsidiaries as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, with the same scope and effect as the foregoing indemnification of directors and officers of the Corporation. The Corporation shall be required to indemnify any person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors or is a Proceeding to enforce such person's claim to indemnification pursuant to the rights granted by this Certificate of Incorporation or otherwise by the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article 8. Any amendment or repeal of this Article 8 shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.


                                   ARTICLE 9

                             Directors' Liability

               A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article 9 shall not adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

               If the General Corporation Law of the State of Delaware shall be amended to authorize corporate action further eliminating or limiting the liability of directors, then a director of the Corporation, in addition to the circumstances in which such director is not liable immediately prior to such amendment, shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.


                                ARTICLE 10

                                Amendments

               Except as may be expressly provided in this Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article 10; provided that (i) any amendment or repeal of Article 8 or Article 9 of this Certificate of Incorporation shall not adversely affect any right or protection existing thereunder in respect of any act or omission occurring prior to such amendment or repeal; and (ii) no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

               IN WITNESS WHEREOF, Marriott International, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Vice President and attested to by its Secretary as of March 27, 1998.



                                              MARRIOTT INTERNATIONAL, INC.




                                              By: /s/ Lawrence E. Hyatt
                                                 -----------------------------
                                                 Name:  Lawrence E. Hyatt
                                                 Title: Vice President





ATTEST: /s/ W. David Mann
       ----------------------------
       Name:  W. David Mann
       Title: Secretary


                                                                    Appendix A



                 CERTIFICATE OF DESIGNATION, PREFERENCES AND
           RIGHTS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

         SECTION 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall be 300,000.

         SECTION 2.  Dividends and Distributions.

          (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10 or (b) subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock, par value $1 per share, of the Corporation (the "Common Stock") or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after September 27, 1993 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

         SECTION 3.  Voting Rights.   The holders of shares of Series A Junior
Participating Preferred Stock shall have the following voting rights:

          (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock in a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

      (C)(i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

         (ii) During any default period, such voting rights of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of one-third in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

        (iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

         (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until the successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

          (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

         (D) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         SECTION 4.  Certain Restrictions.

          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

         (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

        (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A
         Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock;

         (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any share of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

           (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         SECTION 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         SECTION 6.  Liquidation, Dissolution or Winding Up.

          (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $1000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1000 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii) immediately above being referred to as the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

           (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

           (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding prior to such event.

          SECTION 7. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchange for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         SECTION 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

         SECTION 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

         SECTION 10. Amendment. The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

         SECTION 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share but no such fraction shall be less than one one-thousandth of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.